Exhibit 5.2

November 14, 2023

Rezolute, Inc.

275 Shoreline Drive, Suite 500

Redwood City, CA 94065

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Rezolute, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “Commission”) of a Prospectus (the “Prospectus”) included in the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to $17,500,000 of shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”). The Common Shares will be sold pursuant to the Open Market Sale Agreement, dated November 14, 2023 by and between the Company and Jefferies LLC (the “Sales Agreement”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Common Shares, when issued and delivered against payment of the consideration therefor specified in the Sales Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to Chapter 78 of the Nevada Revised Statutes and the federal laws of the United States of America.

Rezolute, Inc.

November 14, 2023

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

AWE/DMM/JKB